Exhibit 10.1
August 1, 2022

Todd Nightingale
Via email

Re:     Employment Terms
Dear Todd:
On behalf of Fastly, Inc. (“Fastly” or "the “Company”), we are pleased to offer you the position of Chief Executive Officer under the terms set forth in this letter.
Location. You will principally work either remotely from your home or from Fastly’s office in San Francisco, CA, both locations of which will be considered your primary place of employment.
Duties and Reporting Relationship. As Chief Executive Officer, you will report to Company’s Board of Directors (the “Board”). You may be asked to perform other duties as our business needs dictate. You will also be appointed to the Board.
Base Salary. Your initial base salary will be at an annual rate of $600,000.00 subject to applicable deductions and withholdings and paid on the Company’s normal payroll schedule. As a full-time, salaried, exempt employee you will be expected to work the Company’s normal business hours and additional hours as required by your job duties, and you will not be eligible for overtime pay.
Bonus: You will be eligible to earn a cash bonus equal to $600,000.00, subject to the terms and conditions of the Company’s bonus plan, including any plan rules/requirements relating to a particular period, in effect from time to time.
Sign-On Bonus. On the first payroll following your hire date, you will be advanced a one-time sign-on bonus of $1,000,000.00 ("Sign-On Bonus"), less customary withholdings. If your employment is terminated for any reason other than a layoff within the first 12 months of continuous service, you agree to repay the Sign-On Bonus. The amount to be recovered will be limited to the net after tax amount you received.
Standard Benefits and Paid Time Off. You will be eligible to participate in all benefits which Fastly makes generally available to its regular full-time employees in accordance with the terms and conditions of the benefit plans and Company policies, including health insurance, dental insurance, paid time off and holidays. The Company reserves the right to modify or cancel any or all of its benefit programs at any time. Further details about Fastly’s benefit plans are available for your review in the benefit Summary Plan Documents.
Equity Compensation. Subject to the approval of the Company’s Board of Directors or its designated Committee, you will be granted two restricted stock unit awards covering shares of the Company’ s Class A common stock (“RSUs”):
•The first RSU award (the “Time-Based Award”) will have a total value of $15,000,000.00. The number of RSUs subject to such grant will be determined by dividing $15,000,000.00 by the closing market price on the New York Stock Exchange of one share of the Company’s Class A common stock on the date you execute this Offer Letter (the “Closing Price”) rounded down to the nearest whole share. The Time-Based Award will vest

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over a period of four years, subject to your continued service with the Company through the Company’s standard quarterly vesting dates as follows:
◦Year 1: 40% of the RSUs subject to the Time-Based Award will be eligible to vest in four equal quarterly installments.
◦Year 2: 30% of the RSUs subject to the Time-Based Award will be eligible to vest in four equal quarterly installments.
◦Year 3: 20% of the RSUs subject to the Time-Based Award will be eligible to vest in four equal quarterly installments.
◦Year 4: 10% of the RSUs subject to the Time-Based Award will be eligible to vest in four equal quarterly installments.

•The second RSU award (the “Performance-Based Award”) will have a total value of $15,000,000.00. The number of RSUs subject to such grant will be determined by dividing $15,000,000.00 by the Closing Price rounded down to the nearest whole share. The Performance-Based Award will be divided into four performance-based vesting tranches that may be earned over a period of approximately five years, subject to both (i) your continued service with the Company through the applicable Earliest Vest Date specified in the table below and (ii) our achievement of the applicable Stock Price Hurdle specified in the table below.

Tranche	Stock Price Hurdle as a percentage of the Closing Price	Earliest Vest Date	Percentage of Performance-Based Award
1	150%	First quarterly vesting date after the First Anniversary of Grant Date	25%
2	200%	First quarterly vesting date after the Second Anniversary of Grant Date	25%
3	300%	First quarterly vesting date after the Third Anniversary of Grant Date	25%
4	400%	First quarterly vesting date after the Fourth Anniversary of Grant Date	25%
Each tranche will vest on (i) the applicable Earliest Vest Date if the applicable Stock Price Hurdle has been achieved before such Earliest Vest Date or (ii) the Company’s next quarterly vesting date following achievement of the applicable Stock Price Hurdle if achievement occurs after the applicable Earliest Vest Date, subject, in either case, to your continued service to the Company through such vesting date. Any unvested tranche will be forfeited for no consideration if the applicable Stock Price Hurdle is not achieved on or before the fifth anniversary of the Performance-Based Award’s grant date. For purposes of the Performance-Based Award, a Stock Price Hurdle will be achieved when the average closing price of the Company’s Class A common stock during a period of 60 consecutive trading days equals or exceeds the applicable Stock Price Hurdle multiplied by the Closing Price.
These awards will be subject to the provisions of the Company’s 2019 Equity Incentive Plan (the “Plan”) and related award agreements. In case of any conflict between the terms of this offer letter agreement and the Plan or any award agreement thereunder, the terms of the Plan and award agreement will control.

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Severance Plan. You will be entitled to participate in the Company’s Executive Change in Control and Severance Benefit Plan, a copy of which is publicly filed as an exhibit to the Company’s Annual report on Form 10-K for the year ended December 31, 2021 (the “Severance Plan”). While the terms and conditions of the Severance Plan will govern your eligibility for and entitlement to severance benefits, the potential amount of severance benefits you will be eligible to receive will be as follows: in the event of a Regular Termination (as defined in the Severance Plan), the Regular Termination Severance Period (as defined in the Severance Plan) will be increased from 9 months to 18 months; and in the event of a Change in Control Termination (as defined in the Severance Plan), (i) the cash severance benefit under Section 3(b)(1)(i) of the Severance Plan and (ii) the COBRA Payment Period (as defined in the Severance Plan) under Section 3(b)(2)(ii) of the Severance Plan, in each case, will be increased from 12 months to 24 months.
Expenses. During your employment, your reasonable, documented business expenses will be reimbursed by the Company in accordance with its standard policies and practices. You will be entitled to travel business class for all air travel.
Confidentiality, Arbitration and Policies. As a condition of your employment, you will be required to sign and comply with the Company’s standard Employee Confidential Information and Inventions Assignment Agreement (attached as Exhibit A). You are also required to acknowledge that you have reviewed and understand your rights under the Company’s Arbitration Agreement (attached as Exhibit B). In addition, you will be required to abide by all applicable Fastly policies and procedures as may be in effect from time to time, including but not limited to its employment policies, and from time to time you will be required to acknowledge in writing that you have reviewed and will comply with the Company’s policies.
At-Will Employment Relationship. Your employment is not for any fixed period of time, and it is terminable at-will. Thus, either you or the Company may terminate your employment relationship at any time, with or without cause, and with or without advance notice. While the Company may change your position, reporting relationship, duties, compensation and work location from time to time at its discretion, the at-will nature of your employment may only be modified in a writing signed by you and an authorized member of the Board. Although not required, the Company requests that you provide at least two weeks’ advance written notice of your resignation, to permit you and the Company to arrange for a smooth transition of your workload and attend to other matters relating to your departure.
Conditions. This offer of employment and your employment with the Company is contingent upon satisfactory results of a background check to be performed pursuant to your written authorization. You agree to assist as needed, and to complete any documentation at the Company’s request, to meet these conditions.
Miscellaneous. This letter, together with Exhibit A and Exhibit B, constitutes the complete and exclusive statement of your agreement with the Company regarding the terms of your employment with Fastly. It supersedes any other agreements or promises made to you by any party, whether oral or written. The terms of this offer letter agreement cannot be amended or modified (except with respect to those changes expressly reserved to the Company’s discretion in this letter), without a written modification signed by you and a duly authorized officer of the Company. The terms of this offer letter agreement are governed by the laws of the State of California without regard to conflicts of law principles. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the

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parties insofar as possible under applicable law. With respect to the enforcement of this offer letter agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this offer letter agreement, any ambiguity shall not be construed against either party as the drafter. This offer letter agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals. As required by law, this offer is subject to satisfactory proof of your identity and right to work in the United States.
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We are very pleased that you will be joining Fastly. Please sign and date this letter and the enclosed exhibits and return them to us by the close of business on August 2, 2022 if you wish to accept employment under the terms described above. If we do not receive the fully signed letter and the signed Exhibit A and Exhibit B from you by that date, the Company’s offer in this letter will expire. In addition, this offer will expire if you do not provide the requested authorization to perform a background check within 72 hours of your acceptance of this offer. If you accept our offer, we would like you to start on September 1, 2022.

Sincerely,
Fastly, Inc.
/a/
/s/ David Hornik______
David Hornik
Lead Independent Director
Exhibit A – Employee Confidential Information and Inventions Assignment Agreement
Exhibit B – Arbitration Agreement
Understood and Accepted:            Date:
/s/                        /d/
/s/ Todd Nightingale_______________     08/01/2022______________________
/n/

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Exhibit A
FASTLY, INC
Employee Confidential Information and Inventions Assignment Agreement

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Exhibit B
FASTLY, INC.
Arbitration Agreement

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